EXHIBIT 10.1
September 25, 2008
Mr. Michael G. Griffith
1550 Baneberry Lane
Golden, CO 80401
Dear Mike:
To provide for an orderly transfer of your responsibilities and to secure your active assistance in closing several pending sales transactions, StarTek proposes to modify your sales commission compensation as set forth below. If you agree, please sign at the end of this letter in the spaces indicated, and return a fully signed copy. This transition agreement (“Transition Agreement”) would be effective on the date that you do so.
1. Transition Assistance
Through the end of September, you will use your best efforts to help StarTek close as many sales transactions as possible by the middle of November 2008, and in particular, to secure contracts with those potential clients who are already in the sales pipeline of StarTek. You must stay actively engaged in promoting the sale of StarTek’s services to such potential clients on a full-time basis (except for reasonable PTO required to seek employment elsewhere) through and including September 30, 2008.
2. Incentive
Ordinarily, you would not be paid commissions under the StarTek 2008 Sales Commission Plan after termination of your employment with StarTek. However, to encourage you to assist StarTek in closing as many sales transactions as possible by mid-November, StarTek proposes to pay you, post-termination, up to six (6) months of commissions as described below for each SOW that satisfies all of the following conditions (each such SOW being referred to as a “Transition SOW”):
(i) The SOW must be fully signed by StarTek and its customer between September 1, 2008 and November 15, 2008. In this regard, StarTek will conduct its business in the ordinary course using reasonable commercial efforts to have such SOW fully signed by StarTek and its customer by November 15, 2008.
(ii) The SOW must generate revenue for StarTek based on services that actually begin on or before February 15, 2009 (i.e., the “Go-live date” for the SOW must be on or before February 15, 2009). In this regard, StarTek will conduct its business in the ordinary course using reasonable commercial efforts to achieve timely launch in accordance with the terms of such SOW.

(iii) The SOW must otherwise satisfy the definition in the StarTek 2008 Sales Commission Plan of a “Qualifying SOW” for which you would have been eligible for a commission under the Plan1 had such SOW been signed before termination of your employment.
If the foregoing conditions are satisfied, you will be eligible for commissions as follows:
(1)	You will earn the first six, consecutive monthly commissions for a Transition SOW that you would have earned under the Plan if such Transition SOW were a Qualifying SOW and your employment with StarTek had not been terminated.

(2)	Such monthly commissions will be calculated and paid in the same manner as monthly commissions would have been calculated and paid under the Plan, as if such Transition SOW were a Qualifying SOW, except that commissions for any months in 2008 will be paid on January 8, 2009.

(3)	No more than six months of commissions can be earned with respect to any given Transition SOW. For example, if February 2009 is the first month in which monthly billing for a Transition SOW exceeds the threshold amount, then you would be eligible for commissions on that Transition SOW only for the months of February, March, April, May, June, and July of 2009.
3. Qualification
Upon your acceptance of this proposal, this Transition Agreement supersedes all other agreements or arrangements between you and StarTek with respect to your participation in the Plan. This means that you will not be eligible for any commissions under the Plan with regard to any SOW signed after September 1, 2008 except as provided in this letter. Moreover, you will not be eligible for any commissions pursuant to this letter unless you actively provide the requisite transition assistance described above all the way through and including September 30, 2008.
If you have any questions, please do not hesitate to call me at your earliest convenience. This proposal shall expire September 30, 2008, unless you have accepted it before then by signing and returning a copy of this letter.
StarTek, Inc.

By:	/s/ A. L. Jones A. Laurence Jones
Its:	Chief Executive Officer
I have read this proposal and I understand and I accept its terms.

/s/ Mike Griffith	9/30/08

Mike Griffith	(Date)

[1]	When used alone, “Plan” refers to the StarTek 2008 Sales Commission Plan as it applies to you.